Exhibit 3.4

Certificate of Elimination
To Eliminate
the Special Voting Preferred Stock,
the Class B Special Voting Preferred Stock,
the Series C Convertible Preferred Stock, and
the Series D Convertible Preferred Stock
of

APPLIED DIGITAL SOLUTIONS, INC.

Applied Digital Solutions, Inc., a company organized and existing under the General and Business Corporation Law of the State of Missouri (the “Company”), hereby certifies:

FIRST: That the Board of Directors of the Company adopted the following resolutions by unanimous consent of the Board of Directors, effective March 22, 2007:

“UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS OF
APPLIED DIGITAL SOLUTIONS, INC.
IN LIEU OF SPECIAL MEETING

The undersigned, constituting all members of the Board of Directors (the “Board of Directors”) of APPLIED DIGITAL SOLUTIONS, INC., a Missouri corporation (the “Company”), do hereby unanimously consent, effective March 22, 2007, in lieu of a special meeting of the Board of Directors on such date, to the adoption of the following resolutions pursuant to Section 351.340 of the General and Business Corporation Law of Missouri, which such unanimous consent shall have the same force and effect as a unanimous vote at a duly held meeting of the Board of Directors.

WHEREAS, pursuant to Article Three of the Company’s Fourth Restated Articles of Incorporation, as amended, the Company is authorized to issue Five Million (5,000,000) shares of preferred stock having a par value of Ten Dollars ($10.00) per share; and

WHEREAS, pursuant to Article Three of the Company’s Fourth Restated Articles of Incorporation, as amended, the Board of Directors is vested with the authority to issue such preferred stock in one or more series and by resolution or resolutions as to each series to fix the designation, dividend rights, voting powers, rights on liquidation or dissolution and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series; and

WHEREAS, the Board of Directors has created and authorized the issuance of the following series of preferred stock: (i) one (1) share of preferred stock to be designated the Special Voting Preferred Stock (“Special Voting Preferred Stock”), as authorized by a certificate of designation filed with the Missouri Secretary of State’s office on June 26, 1998 (“Special Voting Preferred Stock Certificate of Designation”); (ii) one (1) share of preferred stock to be designated the Class B Special Voting Preferred Stock (“Class B Special Voting Preferred Stock”) as authorized by a certificate of designation filed with the Missouri Secretary of State’s office on November 23, 1998 (“Class B Special Voting Preferred Stock Certificate of Designation”); (iii) one hundred thousand (100,000) shares of preferred stock to be designated the Series C Convertible Preferred Stock (“Series C Convertible Preferred Stock”) as authorized by a certificate of designation filed with the Missouri Secretary of State’s office on October 25, 2000 (“Series C Convertible Preferred Stock Certificate of Designation”); and (iv) eighteen thousand (18,000) shares of preferred stock to be designated the Series D Convertible Preferred Stock (“Series D Convertible Preferred Stock”) as authorized by a certificate of designation filed with the Missouri Secretary of State’s office on June 10, 2005 (“Series D Convertible Preferred Stock Certificate of Designation”); and

WHEREAS, the Company has exchanged all shares of the authorized and previously issued shares of the Special Voting Preferred Stock, the Class B Special Voting Preferred Stock, the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, “Preferred Stock”) and as a result none of the authorized shares of Preferred Stock are outstanding; and

WHEREAS, the Company desires to cancel and eliminate each class and series of Preferred Stock and eliminate the Special Voting Preferred Stock Certificate of Designation, the Class B Special Voting Preferred Stock Certificate of Designation, the Series C Convertible Preferred Stock Certificate of Designation and the Series D Convertible Preferred Stock Certificate of Designation (collectively, “Certificates of Designation”).

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Company that the Company eliminate all classes and series of Preferred Stock and that, in connection with such elimination of the Preferred Stock, the Company eliminate in all respects the Certificates of Designation; and further

RESOLVED, that for purposes of these resolutions the term “Appropriate Officer” shall mean and include the Chief Executive Officer, the Chief Financial Officer, President and any Vice President of the Company, and each of them, and shall also mean and include the Secretary and any Assistant Secretary, and each of them, where necessary or convenient to attest to any act of any of the aforesaid officers by and on behalf of the Company; and further

RESOLVED, that the elimination of all of the authorized shares of Preferred Stock and the elimination in all respects of the Certificates of Designation be, and hereby are, authorized and approved, and the Appropriate Officers are, and each of them hereby is, authorized, empowered and directed to execute and acknowledge a Certificate of Elimination reflecting the elimination of all of the authorized shares of Preferred Stock and the elimination in all respects of the Certificates of Designation, and to file such Certificate of Elimination with the Secretary of State of the State of Missouri.”

SECOND: That the Certificates of Designation with respect to the Preferred Stock were filed in the office of the Secretary of State of the State of Missouri on the date hereinabove provided. None of the authorized shares of Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with Section 351.180 of the General and Business Corporation Law of the State of Missouri, the Fourth Restated Articles of Incorporation, as amended, of the Company is hereby amended to eliminate all reference to the Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of March 23, 2007.

APPLIED DIGITAL SOLUTIONS, INC.

By:/s/ Michael Krawitz
     Michael Krawitz, Chief Executive Officer

ATTEST:

By:/s/ Kay Langsford-Loveland
     Kay Langsford-Loveland, Secretary

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